Exhibit 99.1

 IMS Health Announces Restructuring Actions to Improve Operating Efficiencies,
                           Address Client Priorities

                  Company Will Take Fourth-Quarter 2007 Charge

     NORWALK, Conn.--(BUSINESS WIRE)--Jan. 4, 2008--IMS Health (NYSE: RX) today announced plans to implement a series of actions designed to strengthen client-facing operations worldwide, increase the company's operating efficiencies and streamline its cost structure in response to healthcare marketplace dynamics.

     As part of these actions, IMS will realign its resources to better address customer priorities and improve execution. The company will strengthen its account management and business development capabilities, streamline consulting practice areas, and redeploy resources to accelerate the implementation of business process outsourcing services for clients. In addition, IMS will accelerate quality and efficiency programs within its Customer Delivery & Development organization. This includes consolidating select production operations, moving to common production platforms in several geographies, and improving the productivity of its statistics and data management operations worldwide. The company also will right-size support functions across its business lines, as well as in marketing, finance and administration.

     These initiatives will accelerate IMS's operational efficiencies globally and improve profitability, especially in Europe. The company anticipates completing the restructuring plan by the end of 2008.

     "With these actions, we are positioning ourselves to reflect market realities and are adjusting our cost structure - aiming for greater simplicity, fewer management layers, faster decision making, and a sharper focus on addressing clients' new priorities," said David Carlucci, IMS chairman and chief executive officer.

     IMS expects a reduction of its worldwide workforce of approximately 10 percent by the end of the year. The company estimates that it will record a total pre-tax charge of between $86 - $90 million in the 2007 fourth quarter, primarily for employee termination benefits. Once fully implemented, IMS anticipates that these actions will generate approximately $55 - $60 million of annual savings beginning in 2009.

     Additional details, including phasing and sizing of 2008 savings, will be provided on January 31, 2008 during IMS's regular conference call with the investment community to review its fourth-quarter and full-year 2007 results. At that time, executive management also will provide financial guidance for 2008.

     Operating in more than 100 countries, IMS Health is the world's leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.0 billion in 2006 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

     Forward-Looking Statements

     This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax,
(iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health's customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.


     CONTACT: Communications:
              Gary Gatyas, 610-834-5338
              ggatyas@us.imshealth.com
              OR
              Investor Relations:
              Darcie Peck, 203-845-5237
              dpeck@imshealth.com